Exhibit 99.1

News Release January 22, 2002	Fred Kocher Director, Corporate Communications 508.616.7819 fkocher@neoninc

NEON Communications Seeks Waiver for Note Payment from Nortel Networks

Westborough, MA—NEON Communications, Inc. [Nasdaq—NOPT], a leading provider of advanced optical networking solutions and services in the northeast and mid-Atlantic markets, announced today that it is in discussions with Nortel Networks, Inc. ("Nortel") to obtain a waiver for the December 31, 2001 payment due under a promissory note between the Company's subsidiary, NEON Optica, Inc., and Nortel. NEON Chairman and CEO, Stephen Courter, said: "We elected not to make the December note payment, which totals approximately $7.3 million, in order to conserve cash for operations while the company continues to work with Credit Suisse First Boston to evaluate financing and restructuring alternatives to fully fund its business plan."

There can be no assurance that NEON will be successful in obtaining this waiver. If NEON does not obtain the waiver, Nortel will have the option to accelerate the remaining payments due under the note, which total approximately $42 million. If Nortel elects to accelerate such payments, this action would also trigger a cross-acceleration provision under NEON Optica's $180 million senior notes due 2008. To date, Nortel has not sought to accelerate the outstanding note balance.

NEON Communications is a wholesale provider of high bandwidth, advanced optical networking solutions and services to communications carriers on intercity, regional, and metro networks in the twelve-state northeast and mid-Atlantic markets.

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NEON is a registered trademark of NEON Communications, Inc.

(NOTE: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated, including those risks detailed in the section entitled "Risk Factors" and elsewhere in the Company's Annual Report on form 10-K for the year ended December 31, 2000, Quarterly Report on Form 10-Q for the period ending September 30, 2001, Registration Statements on Form S-3 (File Nos. 333-58752 and 333-70064), and subsequent filings with the Securities and Exchange Commission, and should be read in light of these risks. The Company assumes no obligation to update the information contained in this news release.)